Exhibit 99.5

SECURED PROMISSORY NOTE

$225,850.74	Dated: August 23, 2017

FOR VALUE RECEIVED, the undersigned, Seenu G. Kasturi, an individual (“Borrower”), promises to pay to the order of The Kasturi Children’s Trust, a trust formed under the laws of Louisiana (“Lender”), in immediately available funds at the address of Lender, the principal amount of TWO HUNDRED TWENTY-FIVE THOUSAND EIGHT HUNDRED FIFTY AND 74/100 ($225,850.74) Dollars, or such lesser amount as shall then equal the outstanding principal hereunder, together with accrued and unpaid interest thereon, in accordance with the terms hereof.

1.          Terms of Repayment. The principal amount of this Note shall be due and payable in full on August 22, 2022 (the “Maturity Date). Interest on the outstanding principal balance of this Note shall accrue at the rate of six percent (6%) per annum. Accrued but unpaid interest in the amount of ONE THOUSAND ONE HUNDRED TWENTY-NINE AND 26/100 ($1,129.26) shall be due and payable monthly on the first day of each calendar month and shall be prorated as appropriate during the calendar month during which this Note is executed and the calendar month during which the Maturity Date falls. Borrower shall have the right to prepay the principal amount of this Note, in whole or in part, together with any accrued but unpaid interest due on such principal amount, at any time without penalty. Unless otherwise agreed or required by applicable law, all payments will be applied first to any charges, costs, expenses or late fees then owed to Lender, next to accrued but unpaid interest, with any balance applied to principal.

2.          Security. This Note is secured under the terms of a Stock Pledge and Security Agreement and Pledge Agreement by and between Borrower and Lender of near or even date herewith (the “Security Agreements”). Lender shall be entitled to all the benefits of the security as provided in the Security Agreements, provided that Lender shall not be obligated to proceed first against the collateral, but may proceed directly on this Note. In the event the Holder proceeds against the collateral and the proceeds of same are inadequate to pay any amounts due on this Note, the undersigned shall remain liable for any deficiency.

3.          Event of Default. An “Event of Default” under this Note means the occurrence of any of the following events (whether the reason for such event of default shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (i) nonpayment of any principal or interest when and as due under the terms of this Note; (ii) any other material breach of the terms of this Note or the Stock Pledge Agreement or Pledge Agreement; (iii) the institution of any proceedings by or against Borrower under any law relating to bankruptcy, insolvency, reorganization or other form of debtor relief or Borrower’s making an assignment for the benefit of creditors, or the appointment of a receiver, trustee, conservator or other judicial representative for Borrower or any of its respective properties; or (iv) an event of bankruptcy or insolvency of Borrower. Lender shall provide Borrower with written notice upon the occurrence of an Event of Default and, provided the default is not cured within ten (10) days of the stated Event of Default, the entire principal and accrued interest under this Note shall accelerate and become immediately due and payable. Upon the occurrence of an Event of Default, which occurrence is not cured within the notice provisions, Borrower agrees to pay, and shall pay, all costs and expenses (including attorney’s fees and expenses) reasonably incurred by Lender in connection with the preservation and enforcement of Lender’s rights hereunder.

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4.          Agreements of Borrower. Borrower and any other party now or hereafter liable for the payment of this Note, in whole or in part, hereby severally: (i) waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notice, filing of suit and diligence in collecting this Note, (ii) agree to the release of any party primarily or secondarily liable hereon, (iii) agree that Lender shall not be required to first institute suit or exhaust its remedies hereon against Borrower or others liable or to become liable hereon or to enforce its rights against them, and (iv) consent to any extension or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice thereof to any of them.

5.          Maximum Interest Rate. Any interest rate provided for hereunder that exceeds the maximum interest rate permitted by applicable law shall be reduced to such maximum interest rate and any interest in excess of such maximum rate paid to Lender shall be applied to reduce the principal balance of this Note so that in no event shall Lender receive or be entitled to receive interest in excess of the maximum amount permitted by applicable law.

6.          Amendments. This Note may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought. Any amendment effected in accordance with this Section 6 shall be binding upon Lender, each future holder and Borrower. No waivers of, or exceptions to, any term, condition or provision of this Note, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

7.          Successors and Assigns. This Note shall bind Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of Lender and its successors and assigns; provided, however, that Borrower may not transfer, pledge, hypothecate or assign this Note or any interest herein without the prior written consent of Lender. All references in this Note to “Borrower” and “Lender” shall be deemed to apply to Borrower and Lender, respectively, and to their respective successors and assigns.

8.          Severability. If any provision of this Note or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Note shall remain in full force and effect and shall be reformed to render this Note valid and enforceable while reflecting to the greatest extent permissible the intent of the parties hereto.

9.          Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Louisiana, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.        Counterparts.   This Note may be executed and delivered electronically in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Borrower, intending to be legally bound hereby, and intending this to be a sealed instrument, has caused this Note to be duly executed on the day and year first above written.

BORROWER

/s/ Seenu G. Kasturi
Seenu G. Kasturi, an individual

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